Exhibit 99.1

PRESS RELEASE

For Immediate Release:  May 17, 2004

Contact:

Valerie Newsom

Phone:    432-684-0301

Email:    vnewsom@caprockenergy.com

Cap Rock Energy Corporation Announces 2004 First Quarter Results

MIDLAND, TX — Cap Rock Energy Corporation (AMEX: RKE) today reported net income of $2.1 million, or $1.27 per common share, diluted, in the first quarter of 2004, compared to $3.1 million, or $2.25 per common share, diluted, for the same quarter in 2003.

Detailed below are unaudited financial highlights for Cap Rock Energy Corporation and subsidiaries for the three months ended March 31, 2004 and 2003:

Cap Rock Energy Corporation

(unaudited)

($ in thousands except share and per share)

	Three Months Ended March 31,
	2004	2003
Operating revenues	$20,288	$22,344
Operating income	$3,993	$5,180
Net income	$2,062	$3,061
Earnings per share:
Basic	$1.32	$2.35
Diluted	$1.27	$2.25
Weighted average shares of Common stock outstanding:
Basic	1,567,725	1,302,355
Diluted	1,624,040	1,357,653

The consumption and demand for electricity within the Company’s service areas is greatly impacted by weather conditions and temperatures.  Weather conditions and the cost of fuel used to generate electricity are the major factors affecting operating expenses.  Purchased power expense normally moves in relation to electric demand and consumption.

Operating revenue between the comparable three month periods decreased primarily because of a one time change in the method of revenue recognition in 2003, as well as recognition of deferred revenue in the 2003 period.  Purchased power costs also decreased primarily because of the conclusion in 2003 of the rate making treatment of the capital lease payments associated with the transmission system.  The expensing of noncash stock awards to officers and directors caused general and administrative expense to increase for 2004.  The Company anticipates property tax expense for 2004 will materially increase, and therefore has increased its projection for property tax expense for 2004 as compared to 2003.  Income tax expense decreased for 2004 because of the decrease in net taxable income between the two periods.

The Company was able to sell its investments in real estate partnerships in February 2004 at book value with no resulting gain or loss.  In March 2004, the Company sold its investment in United Fuel for $1.3 million in exchange for a note receivable.  The gain of $940,000 has been deferred and will be recognized as cash receipts are received on the note.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.  Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a public company in over 60 years.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.